                                                                     Exhibit 5.1

KAYE SCHOLER LLP

                                                       425 Park Avenue New York,
                                                       New York 10022-3598
                                                       212 836-8000
                                                       Fax 212 836-8689
                                                       www.kayescholer.com

                                October 28, 2005

InSight Health Services Corp.
26250 Enterprise Court
Suite 100
Lake Forest, California 92630

Ladies and Gentlemen:

      We are acting as counsel to InSight Health Services Corp., a Delaware corporation (the "Company") and the parties identified on Schedule A hereto (the "Guarantors") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $300 million of the Company's Senior Secured Floating Rate Notes due 2011 (the "Exchange Notes") to be offered in exchange for its outstanding Senior Secured Floating Rate Notes due 2011 (the "Original Notes") that were issued pursuant to the Indenture, dated as of September 22, 2005 (the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") on the date hereof.

      In connection herewith, we have examined the (i) Registration Statement,
(ii) Indenture, (iii) Original Notes, (iv) Exchange Notes (and the related Guarantees of the Guarantors (the "Guarantees")) (the Indenture, the Exchange Notes and the Guarantees are collectively referred to herein as the "Documents") and (v) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

      On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

      1. When (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

KAYE SCHOLER LLP

      2. When (A) the Registration Statement has been declared effective, (B) the Indenture has been duly qualified under the TIA, and (C) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the Original Notes as described in the Registration Statement, each Guarantee of the Exchange Notes by a Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

      3. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, the Indenture constitutes a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

      The foregoing opinions are limited to the laws of the State of New York and we do not express any opinion on the law of any other jurisdiction.

      We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ Kaye Scholer LLP
                                          --------------------

New York  Chicago  Los Angeles  Washington, D.C.  West Palm Beach  Frankfurt
                         Hong Kong   London   Shanghai

                                                                      SCHEDULE A

InSight Health Services Holdings Corp.
InSight Health Corp.
Signal Medical Services, Inc.
Open MRI, Inc.
Maxum Health Corp.
Radiosurgery Centers, Inc.
Maxum Health Services Corp.
MRI Associates, L.P.
Maxum Health Services of North Texas, Inc.
Maxum Health Services of Dallas, Inc.
NDDC, Inc.
Diagnostic Solutions Corp.
Wilkes-Barre Imaging, L.L.C.
Orange County Regional PET Center -- Irvine, LLC
San Fernando Valley Regional PET Center, LLC
Valencia MRI, LLC
Parkway Imaging Center, LLC
InSight Imaging Services Corp.
Comprehensive Medical Imaging, Inc.
Comprehensive Medical Imaging Centers, Inc.
Comprehensive Medical Imaging -- Biltmore, Inc.
Comprehensive OPEN MRI -- East Mesa, Inc.
TME Arizona, Inc.
Comprehensive Medical Imaging -- Fremont, Inc.
Comprehensive Medical Imaging -- San
Francisco, Inc.
Comprehensive OPEN MRI -- Garland, Inc.
IMI of Arlington, Inc.
Comprehensive Medical Imaging -- Fairfax, Inc.
IMI of Kansas City, Inc.
Comprehensive Medical Imaging -- Bakersfield, Inc.

Comprehensive OPEN MRI -- Carmichael/Folsom, LLC
Syncor Diagnostics Sacramento, LLC
Syncor Diagnostics Bakersfield, LLC
Phoenix Regional PET Center -- Thunderbird, LLC
Mesa MRI
Mountain View MRI
Los Gatos Imaging Center
Woodbridge MRI
Jefferson MRI -- Bala
Jefferson MRI

New York  Chicago  Los Angeles  Washington, D.C.  West Palm Beach  Frankfurt
                         Hong Kong   London   Shanghai